Exhibit 3.5

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a) One class of shares, to be designated as "Common Shares", in an unlimited number; and

(b) One class of shares, to be designated as "the Exchangeable Shares", in an unlimited number;

(c) such shares having attached thereto the following rights, privileges, restrictions and conditions:

ARTICLE 1
INTERPRETATION

1.1   Defined Terms

      In this Schedule, the following terms will have the following meanings:

(a) "Aggregate Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Pubco Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of shares of Exchangeable Shares issued and outstanding and held by holders (other than Pubco and its subsidiaries) multiplied by (ii) the number of votes to which a holder of one share of Pubco Common Stock is entitled with respect to such matter, proposition or question.

(b) "Amalgamation" means the amalgamation of ASPi Alberta Holdings Inc. and GrowthExperts Group, Inc.

(c) "Board of Directors" means the Board of Directors of the Corporation from time to time.

(d) "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in Vancouver, British Columbia.

(e) "Common Shares" means the Common shares in the capital of the Corporation and any other class of common shares created by the Corporation from time to time, and any successor or replacement shares to such common shares.

(f) "Current Market Price" means, in respect of a share of the Pubco Common Stock on any date, the average of the closing bid and asked prices of the Pubco Common Stock during a period of 10 consecutive trading days ending not more than 5 trading days before such date on such U.S. stock exchange or automated quotation system on which the Pubco Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose expressed in Canadian dollars using an exchange rate equal to the rate quoted by the Toronto Dominion Bank to buy U.S. dollars on the business day immediately prior to such date; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of the Pubco Common Stock during such periods does not create a market which reflects the fair market value of a share of the Pubco Common Stock, then the Current Market Price of a share of the Pubco Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

(g) "Exchangeable Shareholder Approval" means, in respect of a matter, subject to Subsection 3.5, that holders of the Exchangeable Shares holding at least 66.67% of the Exchangeable Shares present in person or by proxy (excluding the Exchangeable Shares beneficially owned by Pubco or its Subsidiaries) have approved of the matter in writing or at a meeting of holders of the Exchangeable Shares duly called and held at which the holders of at least 10% (excluding the


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Exchangeable Shares beneficially owned by Pubco or its Subsidiaries) of the outstanding the Exchangeable Shares at that time are present or represented by proxy.

(h) "Exchangeable Shares" means the non-voting exchangeable shares in the capital of the Corporation having the rights, privileges, restrictions and conditions set forth herein, and any successor or replacement shares to such exchangeable shares.

(i)   "Liquidation Date" means the effective date of any Liquidation Event.

(j) "Liquidation Event" means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the property and assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

(k)   "Pubco" means ASPi Europe,  Inc., a  corporation  organized and existing
under  the  laws  of  the  State  of  Delaware  and  includes  any   successor
corporation.

(l) "Pubco Common Stock" means the shares of Common Stock of Pubco having voting rights of one vote per share, and any other securities into which such shares may be changed.

(m) "Pubco Control Transaction" means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Pubco, or any proposal to do so.

(n) "Pubco Dividend Declaration Date" means the date on which the board of directors of Pubco declares any dividend on the Pubco Common Stock.

(o) "Pubco Special Share" means the one share of Special Voting Stock of Pubco, with a par value of $0.001, and having voting rights at meetings of holders of Pubco Common Stock equal to the Aggregate Equivalent Voting Amount.

(aa) "Subsidiary" of any person means each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

(bb) "Support Agreement" means the support agreement dated June 11, 2001 executed by the Corporation and Pubco, as amended and supplemented by agreement among the same parties from time to time.

(cc)  "Trustee" means the trustee under the Voting and Exchange Agreement.

(dd) "Voting and Exchange Agreement" means the agreement dated June 11, 2001 among Pubco, the Corporation, Target, the Trustee and the Holders of the Exchangeable Shares in connection with the Amalgamation.

1.2   Other Defined Terms

      Terms with the initial letter capitalized not otherwise defined in Section
1.1 but defined elsewhere in this Schedule will have the meanings so ascribed to them herein, unless the context otherwise requires.

ARTICLE 2
COMMON SHARES

      The Common Shares will have the following rights and shall be subject to the following restrictions, conditions and limitations:

2.1   Ranking of Common Shares


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      The rights of the holders of the Common Shares will be subject to the rights of the holders of the Exchangeable Shares with respect to the payment of dividends and the distribution of property and assets in the event of a Liquidation Event.

2.2   Voting Rights

      The holders of the Common Shares will be entitled to receive notice of and to attend and vote at general meetings of the members of the Corporation and each holder shall be entitled to one vote for each Common Share registered in his name on the date of such vote.

2.3   Dividends

      Subject to the rights of the holders of the Exchangeable Shares, the holders of the Common Shares will be entitled to receive for each financial year of the Corporation, and the Corporation will pay thereon as and when declared by the Board of Directors out of monies of the Corporation properly available for the payment of dividends, dividends in an amount to be determined by the Board of Directors in their discretion.

2.4   Liquidation Event

      Subject to the rights of the holders of the Exchangeable Shares, in the event of a Liquidation Event, the holders of the Common Shares shall be entitled to participate rateably in any distribution of property or assets of the Corporation.

ARTICLE 3
EXCHANGEABLE SHARES

      The Exchangeable Shares will have the following rights and will be subject to the following restrictions, conditions and limitations:

3.1   Ranking of the Exchangeable Shares

      The Exchangeable Shares will rank in priority to the Common Shares with respect to the payment of dividends and the distribution of property and assets in the event of a Liquidation Event.

3.2   Dividends

(a) A holder of a Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Pubco Dividend Declaration Date, declare a dividend on each issued Exchangeable Share (i) in the case of a cash dividend declared on the Pubco Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on the Pubco Common Stock; or (ii) in the case of a stock dividend declared on the Pubco Common Stock to be paid in the Pubco Common Stock, such number of the Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of the Pubco Common Stock to be paid on the Pubco Common Stock; or (iii) in the case of a dividend declared on the Pubco Common Stock in property other than cash or securities of Pubco, in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on the Pubco Common Stock; or (iv) in the case of a dividend declared on the Pubco Common Stock to be paid in securities of Pubco other than the Pubco Common Stock, in such number of either such securities or economically equivalent securities of the Corporation, as the Board of Directors determines, for each Exchangeable Share as is equal to the number of securities of Pubco to be paid on the Pubco Common Stock Equivalent. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation.

(b) Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Subsection 3.2(a) and the sending of such a cheque to each holder of a Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates


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registered in the name of the registered holder of the Exchangeable Shares shall be issued or transferred in respect of any stock dividends or dividends payable in other securities contemplated by Subsection 3.2(a) and the sending of such a certificate to each holder of a Exchangeable Share shall satisfy the stock dividend or dividend payable in other securities represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.2(a) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of a Exchangeable Share shall satisfy the dividend represented thereby (subject to any adjustment for the tax required to be deducted and withheld from such dividends paid or credited by the Corporation). No holder of a Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of 6 years from the date on which such dividend was payable.

(c) The record date for the determination of the holders of the Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Subsection 3.2(a) shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Pubco Common Stock.

(d) If on any payment date for any dividends declared on the Exchangeable Shares under Subsection 3.2(a) the dividends are not paid in full on all of the Exchangeable Shares then outstanding to which the dividend applies, then any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends (subject to any adjustment for the tax required to be deducted and withheld from such dividends paid or credited by the Corporation).

(e) Except as provided in this Section 3.2, the holders of the Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

(f) The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Section 3.2 hereof, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i) in the case of any stock dividend or other distribution payable in Pubco Common Stock, the number of such shares issued in proportion to the number of Pubco Common Stock previously outstanding;

(ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Pubco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Pubco Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Pubco of any class other than Pubco Common Stock, any rights, options or warrants other than those referred to in this Section 3.2, any evidences of indebtedness of or any assets of Pubco) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Pubco Common Stock and the Current Market Price; and

(iv) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Pubco Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

3.3   Certain Restrictions


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      So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without Exchangeable Shareholder Approval:

(a)   pay any dividends on any Common Shares;

(b) redeem or purchase or make any capital distribution in respect of any Common Shares;

(c) issue any shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends (including rights to acquire the Exchangeable Shares) to the holders of such Exchangeable Shares or distributions of securities as contemplated by the Support Agreement; or

(d)   amend the articles or by laws of the Corporation.

3.4   Voting Rights

      Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting. In such cases where the holders of the Exchangeable Shares are entitled to vote, each holder of a Exchangeable Share will be entitled to one vote for each Exchangeable Share registered in his name on the date of such vote.

3.5   Amendment and Approval

(a) The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but, except as hereinafter provided, only with Exchangeable Shareholder Approval.

(b) If at any meeting held for the purposes of Exchangeable Shareholder Approval the holders of at least 10% (excluding the Exchangeable Shares beneficially owned by Pubco or its Subsidiaries) of the outstanding the Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of the Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66.67% of the votes cast on such resolution by holders of the Exchangeable Shares represented in person or by proxy at such meeting excluding the Exchangeable Shares beneficially owned by Pubco or its subsidiaries shall constitute "Exchangeable Shareholder Approval."

3.6   Withholding Rights

      The Corporation and Pubco shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation or Pubco is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction or withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation and Pubco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation and Pubco, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation and Pubco shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 4
MISCELLANEOUS


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4.1   Notice to Corporation

      Any notice, request or other communication to be given to the Corporation by a holder of shares of any class in the capital of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

4.2   Delivery of Certificates

      Any presentation and surrender by a holder of shares of any class in the capital of the Corporation of certificates representing any shares in connection with a Liquidation Event or the retraction or redemption of shares, as applicable, shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

4.3   Notice to Shareholder

      Any notice, request or other communication to be given to a holder of shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.